Exhibit 99.1

     NAPCO Security Systems, Inc. Announces First Quarter Results

       - Sales Relatively Constant at $13.9 Million, EPS $0.02 -

       - First Quarter Results Historically Company's Weakest -

    Business Editors/Security Writers

    AMITYVILLE, N.Y.--(BUSINESS WIRE)--Nov. 12, 2007--NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its first quarter ended
September 30, 2007.

    Net sales for the first quarter ended September 30, 2007 remained relatively constant at $13.9 million as compared to $14.0 million last year. Net income for the quarter decreased 61% to $374,000 or $0.02 per fully diluted share as compared to $952,000 or $0.05 per fully diluted share, for the same period a year ago.

    Sales for the quarter reflected minor increases in intrusion-related sales as offset by moderate decreases in the access control products. Gross Margins decreased to 37.0% in the current quarter as compared to 39.6% in the same quarter a year ago due primarily to lower production levels and an associated decrease in overhead absorption rates in the first three months of fiscal 2007 as compared to the same period in fiscal 2006. Selling, general and administrative expenses rose $328,000 or 8.2% primarily from costs associated with the International Security Conference (ISC) trade show that was held this past September in New York City. Last year, the ISC show in New York City was held during the second quarter of fiscal 2007.

    NEW PRODUCTS AND EXPANDED OFFERINGS

    NAPCO's R&D efforts resulted in the debut of many innovative and upgraded products, several of which met with great excitement and anticipation at the aforementioned ISC tradeshow in New York City:

    The introduction of new coded and code-free touchpads has expanded the NAPCO Freedom(TM) 64 burglar and fire alarm panels to enable the line to become the most versatile and advanced line of security systems in the industry. The user-friendly, installer-friendly system, now features choice of traditional numeric or codeless "talking" user interfaces, plus wireless and hardwire capability and expandability from 6 to 64 zones making them applicable and attractive for all small, medium and large security jobs. This broadened Freedom 64 line received a warm reception and security magazine editors likewise judged it to be among the best-of-show.

    Also popular was NAPCO's new and feature-rich ISeeVideo(TM) internet video surveillance system, that allows homeowners and business people to view live video or stored video "clips" of activities in their homes or businesses from a computer or internet-ready cell phone anywhere in the world. With this technology, you can virtually be in two places at the same time. Security companies will find this sharply-priced, all-inclusive system simple to install due to NAPCO's patent pending plug and play technology and the system, designed for both new systems and to retrofit any existing CCTV account, will provide NAPCO and its dealers with a new source of recurring monthly service revenue.

    Alarm Lock has expanded the applicability of its successful Trilogy(R) line with the DL1200 and P/DL1300 series of Narrow "stile" pushbutton and proximity card reading electronic door locks for installation on all types of glass and aluminum doors. These new locks round out the Trilogy (R) line of door locks, which are considered the leading line of electronic locks in the field, and are becoming a substitute for ordinary mechanical keylocks and locksets found on most doors.

    The Continental Access Group released the latest version CardAccess(R) 3000 enterprise-class software which adds advanced large scale capabilities including the supervision of up to 30,000 doors, Threat Level Management, Email/Pager Notification, and Multi Country/Location Holiday use as well as Visitor Management and Time & Attendance Accounting readily exportable for payroll processing. In addition, this new software version provides seamless integration to the NAPCO Gemini (TM) line of alarm panels and will facilitate more software license & upgrade purchases, including new "soft key" option.

    Richard Soloway, Chairman and President, stated, "Over the years, the first quarter has historically been our softest, with sales increasing in the second and third quarters and peaking in the fourth quarter. While I expect the sales to improve throughout the balance of fiscal 2008, I was also encouraged by the improvement shown this quarter in the intrusion sales. While this increase was a modest one, it was the first time since the fourth quarter of fiscal 2006 that we have seen an increase. We remain cautiously optimistic that this trend can continue going forward throughout fiscal 2008.

    "We are very confident," Mr. Soloway concluded, "that we have a wide and stable security platform in place with our NAPCO, Alarm Lock, and Continental product lines, distribution networks and manufacturing operations. In addition, our expectations for our newly introduced products and our deepening alliances with the largest alarm companies bodes well for a bright future. Our financial strength assures us that we will have the resources to take advantage of the opportunities that will enhance our growth prospects and increase shareholders' value. While inventory levels have once again increased primarily due to the level loading of the production in our factory in the Dominican Republic, we continue to believe that the fruits of our R & D efforts and subsequent investments we have made, will pay off in the near term and inventory levels will subsequently be reduced."

    NAPCO's balance sheet remains strong with working capital amounting to approximately $40 million and a current ratio of 5.1 to
1. EBITDA* (Earnings before interest, taxes, depreciation and amortization) for the first quarter amounted to approximately $1.1 million.

    About NAPCO Security Systems, Inc.

    NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced -electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

    For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

    This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

    * For the three months ended September 30, 2007, EBITDA has been calculated by adding depreciation and amortization ($277,000), interest expense ($195,000) and provision for income taxes ($265,000) to net income ($374,000).



            NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (unaudited)
           (in thousands, except share and per share data)
                                                 Three Months Ended
                                                    September 30,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
Net Sales                                      $    13,876 $    14,029
Cost of Sales                                        8,747       8,470
                                               ----------- -----------

   Gross Profit                                      5,129       5,559
Selling, General and Administrative Expenses         4,326       3,998
                                               ----------- -----------

   Operating income                                    802       1,561
                                               ----------- -----------

Interest Expense, net                                  195          90
Other Expense, net                                       7           4
                                               ----------- -----------
   Other expense                                       202          94
                                               ----------- -----------

   Income before minority interest and
    provision for income taxes                         601       1,467
Minority interest in net loss of subsidiary,
 net                                                    38          13
                                               ----------- -----------

   Income before provision for income taxes            639       1,480

Provision for income taxes                             265         528
                                               ----------- -----------

   Net income                                  $       374 $       952
                                               =========== ===========

Net income per share*
   Basic                                       $      0.02 $      0.05
                                               =========== ===========
   Diluted                                     $      0.02 $      0.05
                                               =========== ===========

Weighted average number of shares outstanding*
   Basic                                        19,567,689  19,951,298
   Diluted                                      20,157,065  20,807,264




            NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
           (in thousands, except share and per share data)

                    ASSETS
-----------------------------------------------
                                                September 30, June 30,
                                                    2007
                                                 (unaudited)    2007
                                                ------------- --------
Current Assets:
   Cash and cash equivalents                         $ 1,916  $ 1,748
   Accounts receivable, less allowance for
    doubtful accounts                                 22,106   25,579
   Inventories, net                                   23,120   21,342
   Prepaid expenses and other current assets           1,155    1,171
   Deferred income taxes                               1,079    1,050
                                                ------------- --------

      Total current assets                            49,376   50,890

Inventories-non-current, net                           7,594    6,881
   Property, Plant and Equipment, net                  9,201    9,135
   Goodwill                                            9,686    9,686
   Other assets                                          264      193
                                                ------------- --------

      Total Assets                                   $76,121  $76,785
                                                ============= ========

     LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------

Current Liabilities:
   Accounts payable                                  $ 5,383  $ 5,045
   Accrued expenses                                    1,726    1,638
   Accrued salaries and wages                          2,185    2,631
   Accrued income taxes                                  332       96
                                                ------------- --------

      Total current liabilities                        9,626    9,410

Long-term debt                                        10,900   10,900
Accrued income taxes                                   2,605    1,836
Deferred income taxes                                  1,010    1,235
Minority interest in subsidiary                          147      147
                                                ------------- --------

      Total Liabilities                               24,288   23,528
                                                ------------- --------

Stockholders' Equity:
   Common stock, par value $.01 per share;
    40,000,000 shares authorized, 20,090,313
    shares issued and 19,434,477 and 19,665,141
    shares outstanding, respectively                     201      201
   Additional paid-in-capital                         13,205   13,147
   Retained earnings                                  42,188   42,299
                                                ------------- --------
                                                      55,594   55,647

Less: Treasury Stock, at cost (655,836 and
 425,172 shares, respectively)                        (3,761)  (2,390)
                                                ------------- --------

   Total Stockholders' equity                         51,833   53,257
                                                ------------- --------

   Total Liabilities and Stockholders' Equity        $76,121  $76,785
                                                ============= ========


    CONTACT: NAPCO Security Systems, Inc.
             Richard L. Soloway, CEO
             Kevin S. Buchel, Senior VP
             631-842-9400 ext. 120
             or
             Wolfe Axelrod Weinberger Assoc. LLC
             Donald Weinberger, 212-370-4500
             212-370-4505 fax
             don@wolfeaxelrod.com